Columbia Financial, Inc. Announces Q2 2026 Financial Results
and Commences Quarterly Cash Dividend

Fair Lawn, New Jersey (July 30, 2026): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the holding company for Columbia Bank ("Columbia"), reported net income of $14.5 million, or $0.14 per basic and diluted share, for the quarter ended June 30, 2026, as compared to $12.3 million, or $0.12 per basic and diluted share, for the quarter ended June 30, 2025. Earnings for the quarter ended June 30, 2026 reflected higher net interest income due to both an increase in interest income and a decrease in interest expense, and an increase in non-interest income, partially offset by an increase in provision for credit losses, an increase in non-interest expense and higher income tax expense. For the quarter ended June 30, 2026, the Company reported core net income of $15.1 million, or $0.15 per basic and diluted share.
For the six months ended June 30, 2026, the Company reported net income of $27.6 million, or $0.27 per basic and diluted share, as compared to $21.2 million, or $0.21 per basic and diluted share, for the six months ended June 30, 2025. Earnings for the six months ended June 30, 2026 reflected higher net interest income due to both an increase in interest income and a decrease in interest expense, partially offset by a decrease in non-interest income, an increase in non-interest expense and higher income tax expense.
Mr. Thomas J. Kemly, President and Chief Executive Officer commented: “Second quarter financial results reflected an increase in core net income, attributable to net interest margin expansion, partially offset by merger related costs and a higher income tax rate. The balance sheet experienced growth compared to the prior quarter, driven by depositor stock subscriptions in the Company's second-step conversion offering, coupled with solid commercial loan production."

Financial Highlights
•Net income increased by $2.2 million, or 17.7%, for the quarter ended June 30, 2026 compared to the quarter ended June 30, 2025 and increased $1.4 million for the quarter ended June 30, 2026 compared to the quarter ended March 31, 2026.
•Net interest margin of 2.44% for the quarter ended June 30, 2026 increased by 25 basis points compared to 2.19% for the quarter ended June 30, 2025 and increased 8 basis points compared to 2.36% for the quarter ended December 31, 2025.
•Commercial loan segments increased $260.6 million during the three months ended June 30, 2026, compared to March 31, 2026, which included $78.8 million of commercial business loans.
•On July 30, 2026, the Company announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per share to be paid on August 26, 2026, to stockholders of record as of August 12, 2026.

As previously disclosed, on July 20, 2026, the Company completed its second-step conversion offering and simultaneous acquisition of Northfield Bancorp, Inc. As a result, the Company’s financial condition and results of operations as of June 30, 2026 do not reflect the acquisition of Northfield Bancorp, Inc. The Company's June 30, 2026 financial results reflect a portion of the stock subscriptions which are included in total deposits.

Mr. Kemly further remarked, “The second quarter represented a period of considerable strategic activity for Columbia leading up to the completion of our second-step conversion and acquisition of Northfield Bancorp, Inc. during the third quarter. In July 2026, the Company completed its second-step conversion offering raising gross proceeds of $1.7 billion and completed the merger with Northfield Bancorp, Inc. adding approximately $5.8 billion in total assets. These transactions are anticipated to affect a meaningful transformation of the Company through the introduction of new geographic markets within the New York metropolitan area, the expansion of a lower-cost deposit base, and the provision of substantial capital to support the future growth of our franchise."

Impact of Second-Step Conversion Offering and Northfield Bancorp Acquisition
•Subsequent to the merger, on a proforma basis as of March 31, 2026, the Company had $18.0 billion of total assets, $12.5 billion in total deposits and $11.9 billion in total loans.
•Over 100 branch offices throughout the State of New Jersey, Staten Island and Brooklyn, New York.

Results of Operations for the Three Months Ended June 30, 2026 and June 30, 2025
Net income of $14.5 million was recorded for the quarter ended June 30, 2026, an increase of $2.2 million compared to net income of $12.3 million for the quarter ended June 30, 2025. The increase in net income was primarily attributable to a $9.2 million increase in net interest income and a $657,000 increase in non-interest income, partially offset by a $1.8 million increase in provision for credit losses, $4.5 million increase in non-interest expense, and a $1.3 million increase in income tax expense.
Net interest income was $62.9 million for the quarter ended June 30, 2026, an increase of $9.2 million, or 17.2%, from $53.7 million for the quarter ended June 30, 2025. The increase in net interest income was primarily attributable to a $5.8 million increase in interest income and a $3.5 million decrease in interest expense on deposits and borrowings. The increase in interest income was primarily due to an increase in the average balance of total interest-earning assets coupled with an increase in average yields on loans, while the decrease in interest expense was primarily due to a decrease in yields on both deposits and borrowings. Prepayment penalties, which are included in interest income on loans, totaled $463,000 for the quarter ended June 30, 2026, compared to $615,000 for the quarter ended June 30, 2025.
The average yield on loans for the quarter ended June 30, 2026 increased 5 basis points to 5.01%, as compared to 4.96% for the quarter ended June 30, 2025. Interest income on loans increased due to an increase in both the average balance and yield on loans. The average yield on securities for the quarter ended June 30, 2026 decreased 5 basis points to 3.50%, as compared to 3.55% for the quarter ended June 30, 2025. The average yield on other interest-earning assets for the quarter ended June 30, 2026 decreased 83 basis points to 4.33%, as compared to 5.16% for the quarter ended June 30, 2025, mainly due to a 50 basis point decrease in the dividend rate received on Federal Home Loan Bank stock.
Total interest expense was $59.3 million for the quarter ended June 30, 2026, a decrease of $3.5 million, or 5.5%, from $62.8 million for the quarter ended June 30, 2025. The decrease in interest expense was primarily attributable to a 27 basis point decrease in the average cost of interest-bearing deposits coupled with a 34 basis point decrease in the average cost of borrowings, partially offset by increases in the average balance of interest-bearing deposits and borrowings. Interest expense on deposits decreased $3.2 million, or 6.5%, due to a slight decrease in the average cost of all deposit types, and to a lesser extent, the lower costing deposits held during the subscription phase of the Company's second-step conversion offering during the quarter ended June 30, 2026. Interest expense on borrowings decreased $246,000, or 1.8%, for the quarter ended June 30, 2026 as compared to the quarter ended June 30, 2025.
The Company's net interest margin for the quarter ended June 30, 2026 increased 25 basis points to 2.44% when compared to 2.19%, for the quarter ended June 30, 2025, mostly due to a decrease in the average cost of interest-bearing liabilities. The weighted average yield on interest-earning assets decreased 1 basis point to 4.74% for the quarter ended June 30, 2026 as compared to 4.75% for the quarter ended June 30, 2025. The average cost of interest-bearing liabilities decreased 28 basis points to 2.90% for the quarter ended June 30, 2026 as compared to 3.18% for the quarter ended June 30, 2025.
The provision for credit losses for the quarter ended June 30, 2026 was $4.3 million, an increase of $1.8 million, or 74.7%, from $2.5 million for the quarter ended June 30, 2025. The increase in the provision for credit losses was primarily attributable to an increase of $234.5 million in total gross loans.
Non-interest income was $10.8 million for the quarter ended June 30, 2026, an increase of $657,000, or 6.5%, from $10.2 million for the quarter ended June 30, 2025 mainly due to a $610,000 bank-owned life insurance death benefit in June 2026, and income related to the transition and exchange into higher yielding bank-owned life insurance policies.
Non-interest expense was $49.4 million for the quarter ended June 30, 2026, an increase of $4.5 million, or 10.0%, from $44.9 million for the quarter ended June 30, 2025. The increase was primarily attributable to an increase in compensation and employee benefits expense of $3.0 million, an increase in data processing and software expenses of $863,000, and an increase in merger-related expenses of $819,000, partially offset by a decrease of $1.3 million in professional fees. The increase in compensation and employee benefits expense was due to an increase in the number of employees and normal merit increases.

Income tax expense was $5.5 million for the quarter ended June 30, 2026, an increase of $1.3 million, as compared to income tax expense of $4.2 million for the quarter ended June 30, 2025, mainly due to higher pre-tax income. The Company's effective tax rate was 27.6% and 25.4% for the quarters ended June 30, 2026 and 2025, respectively. The increase in the 2026 effective tax rate was due to non-deductible merger-related expenses.
Results of Operations for the Six Months Ended June 30, 2026 and June 30, 2025
Net income of $27.6 million was recorded for the six months ended June 30, 2026, an increase of $6.4 million, or 30.1%, compared to net income of $21.2 million for the six months ended June 30, 2025. The increase in net income was primarily attributable to a $19.3 million increase in net interest income, partially offset by a $1.1 million decrease in non-interest income, an $8.2 million increase in non-interest expense, and a $3.8 million increase in income tax expense.
Net interest income was $123.3 million for the six months ended June 30, 2026, an increase of $19.3 million, or 18.5%, from $104.0 million for the six months ended June 30, 2025. The increase in net interest income was primarily attributable to a $12.5 million increase in interest income and a $6.8 million decrease in interest expense on deposits and borrowings. The increase in interest income was primarily due to an increase in the average balance of loans coupled with an increase in the average yield on loans. Prepayment penalties, which are included in interest income on loans, totaled $714,000 for the six months ended June 30, 2026, compared to $872,000 for the six months ended June 30, 2025.
The average yield on loans for the six months ended June 30, 2026 increased 9 basis points to 5.01%, as compared to 4.92% for the six months ended June 30, 2025. Interest income on loans increased due to an increase in both the average balance and yield on loans. The average yield on securities for the six months ended June 30, 2026 decreased 6 basis points to 3.44%, as compared to 3.50% for the six months ended June 30, 2025. The average yield on other interest-earning assets for the six months ended June 30, 2026 decreased 98 basis points to 4.49%, as compared to 5.47% for the six months ended June 30, 2025, mainly due to a lower dividend rate received on Federal Home Loan Bank stock.
Total interest expense was $117.8 million for the six months ended June 30, 2026, a decrease of $6.8 million, or 5.5%, from $124.6 million for the six months ended June 30, 2025. The decrease in interest expense was primarily attributable to a 29 basis point decrease in the average cost of interest-bearing deposits coupled with a 33 basis point decrease in the average cost of borrowings. Interest expense on deposits decreased $7.0 million, or 7.1%, for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025, due to a decrease in the average cost of deposits, while interest expense on borrowings increased $230,000, or 0.9%, for the six months ended June 30, 2026 as compared to the six months ended June 30, 2025, due to the increase in the average balance of borrowings.
The Company's net interest margin for the six months ended June 30, 2026 increased 28 basis points to 2.43% when compared to 2.15% for the six months ended June 30, 2025, due to an increase in the average yield on interest-earning assets coupled with a decrease in the average cost of interest-bearing liabilities. The weighted average yield on interest-earning assets increased 3 basis points to 4.75% for the six months ended June 30, 2026 as compared to 4.72% for the six months ended June 30, 2025. The average cost of interest-bearing liabilities decreased 28 basis points to 2.91% for the six months ended June 30, 2026 as compared to 3.19% for the six months ended June 30, 2025.
The provision for credit losses for the six months ended June 30, 2026 was $5.3 million, a decrease of $133,000, or 2.5% from $5.4 million for the six months ended June 30, 2025. The decrease in the provision for credit losses was primarily attributable to a decrease in net charge-offs, which totaled $1.4 million for the six months ended June 30, 2026 as compared to $4.1 million for the six months ended June 30, 2025.
Non-interest income was $17.6 million for the six months ended June 30, 2026, a decrease of $1.1 million, or 5.7%, from $18.6 million for the six months ended June 30, 2025. The decrease was primarily attributable to a change in fair value of equity securities of $1.6 million and a decrease in other non-interest income of $627,000, mainly due to interest rate swaps, partially offset by a $1.1 million increase in bank-owned life insurance partially attributable to a death benefit claim in June 2026, and income related to the transition and exchange into higher yielding bank-owed life insurance policies.
Non-interest expense was $96.9 million for the six months ended June 30, 2026, an increase of $8.2 million, or 9.2%, from $88.8 million for the six months ended June 30, 2025. The increase was primarily attributable to an increase in compensation and employee benefits expense of $5.5 million, an increase in occupancy expense of $1.4 million, an increase in data processing and software expenses of $1.5 million and an increase in merger-related expenses of $2.6 million, partially offset by a decrease of $2.4 million in professional fees. The increase in compensation and employee benefits expense was due to normal annual increases and an increase in the number of employees.
Income tax expense was $11.1 million for the six months ended June 30, 2026, an increase of $3.8 million, as compared to income tax expense of $7.3 million for the six months ended June 30, 2025, mainly due to an increase in pre-tax income. The Company's effective tax rate was 28.7% and 25.6% for the six months ended June 30, 2026 and 2025, respectively. The increase in the 2026 effective tax rate was due to non-deductible merger-related expenses.
Balance Sheet Summary

Total assets increased $1.2 billion, or 10.5%, to $12.2 billion at June 30, 2026 from $11.0 billion at December 31, 2025. The increase in total assets was primarily attributable to increases in cash and cash equivalents of $748.8 million, debt securities available for sale of $137.5 million, loans receivable, net, of $197.7 million, and other assets of $49.3 million.

Cash and cash equivalents increased $748.8 million, or 219.7%, to $1.1 billion at June 30, 2026 from $340.8 million at December 31, 2025. The increase was primarily attributable to proceeds raised through the Company's second-step conversion offering included in deposits, principal repayments on securities of $54.8 million, calls and maturities on securities of $76.1 million, and repayments on loans receivable, partially offset by purchases of securities of $272.4 million, and the origination of loans receivable of approximately $761.0 million.

Debt securities available for sale increased $137.5 million, or 12.3%, to $1.3 billion at June 30, 2026 from $1.1 billion at December 31, 2025. The increase was attributable to purchases of securities of $252.9 million, consisting primarily of U.S. government obligations and mortgage-backed securities, partially offset by an increase in the gross unrealized loss on securities of $8.5 million, calls and maturities on securities of $61.3 million, and repayments on securities of $46.8 million.

Loans receivable, net, increased $197.7 million, or 2.4%, to $8.4 billion at June 30, 2026 from $8.2 billion at December 31, 2025. Multifamily loans, commercial real estate loans, construction loans, and commercial business loans increased $90.8 million, $60.6 million, $33.2 million, and $64.2 million, respectively, partially offset by a decrease in one-to-four family real estate loans and home equity loans and advances of $39.5 million and $7.0 million, respectively. The allowance for credit losses for loans increased $3.9 million to $71.1 million at June 30, 2026 from $67.2 million at December 31, 2025, primarily due to loan growth during the six months ended June 30, 2026.

Other assets increased $49.3 million, or 14.7%, to $385.0 million at June 30, 2026 from $335.7 million at December 31, 2025 primarily due to an increase in net pension assets of $21.3 million and an increase in commercial real estate loans in process of $16.0 million.

Total liabilities increased $1.1 billion, or 11.4%, to $11.0 billion at June 30, 2026 from $9.9 billion at December 31, 2025. The increase was primarily attributable to an increase in total deposits of $1.1 billion, due to proceeds raised through the Company's second-step conversion offering included in deposits, an increase in borrowings of $35.0 million, and an increase in accrued expenses and other liabilities of $20.7 million. The increase in total deposits primarily consisted of increases in non-interest-bearing demand deposits, interest-bearing demand deposits, savings and club accounts, and certificates of deposits of $38.4 million, $859.1 million, $13.1 million and $202.8 million, respectively, partially offset by a decrease in money market accounts of $55.5 million. The increase in interest-bearing demand deposits was mainly attributable to proceeds raised through the Company's second-step conversion offering. The increase in accrued expenses and other liabilities related to an increase in outstanding checks and an increase in collateral pledged for interest rate swaps. The $35.0 million increase in borrowings was driven by a net increase in short-term borrowings of $50.0 million, coupled with new long-term borrowings of $40.0 million, offset by repayments of $55.0 million in maturing long-term borrowings.

Total stockholders’ equity increased $35.5 million, or 3.1%, with a balance of $1.2 billion at both June 30, 2026 and December 31, 2025, primarily attributable to net income of $27.6 million.
Asset Quality
The Company's non-performing loans at June 30, 2026 totaled $43.0 million, or 0.51% of total gross loans, as compared to $38.0 million, or 0.46% of total gross loans, at December 31, 2025. The $5.0 million increase in non-performing loans was primarily attributable to an increase in non-performing one-to-four family loans of $1.0 million, and a $10.6 million commercial real estate loan on a six-story mixed use building, which includes apartments and commercial/storage space designated as non-performing during the 2026 period, partially offset by a decrease in non-performing commercial business loans of $1.1 million, and a decrease in non-performing construction loans of $5.9 million. The decrease in non-performing construction loans was due to one loan secured by a mixed use five-story building with both commercial space and apartments, being transferred to other real estate owned in March 2026. Non-performing assets as a percentage of total assets totaled 0.40% at June 30, 2026, as compared to 0.34% at December 31, 2025.
For the quarter ended June 30, 2026, net charge-offs totaled $2.0 million, as compared to net charge-offs of $3.2 million for the quarter ended June 30, 2025. For the six months ended June 30, 2026, net charge-offs totaled $1.4 million, as compared to net charge-offs of $4.1 million for the quarter ended June 30, 2025.
The Company's allowance for credit losses on loans was $71.1 million, or 0.84% of total gross loans, at June 30, 2026, compared to $67.2 million, or 0.82% of total gross loans, at December 31, 2025. The increase in the allowance for credit losses for loans was primarily due to an increase in the outstanding balance of loans.

About Columbia Financial, Inc.
The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Maryland corporation organized as Columbia Bank's parent stock holding company. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates more than 100 full-service banking offices and offers traditional financial services to consumers and businesses in its market area.

Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; the impact of tariffs, sanctions and other trade policies of the United States and its global trading counterparts; the impact of changing political conditions or federal government shutdowns; the impact of legal, judicial and regulatory proceedings or investigations, competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of acts of terrorism, war or pandemics, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; cyber-attacks, computer viruses and other technological risks that may breach the security of our systems and allow unauthorized access to confidential information; the inability of third party service providers to perform; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits and effectively manage liquidity; risks related to the implementation of acquisitions, dispositions, and restructurings; and the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses.

In addition, with respect to the Company’s recently completed merger with Northfield Bancorp (“Northfield”), such risks, uncertainties and assumptions, include, among others, the following: (i) the possibility that the anticipated benefits of the proposed transaction, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which the combined company operates; (ii) the possibility that the integration of the two companies may be more difficult, time-consuming or costly than expected; and ((iii) the impact of purchase accounting with respect to the proposed transaction, or any change in the assumptions used regarding the assets acquired and liabilities assumed to determine their fair value and credit marks. Forward-looking statements are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Non-GAAP Financial Measures
Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	June 30,	December 31,
	2026	2025
Assets	(Unaudited)
Cash and due from banks	$1,089,479	$340,695
Short-term investments	112	111
Total cash and cash equivalents	1,089,591	340,806

Debt securities available for sale, at fair value	1,259,489	1,122,017
Debt securities held to maturity, at amortized cost (fair value of $362,292, and $367,289 at June 30, 2026 and December 31, 2025, respectively)	393,576	396,233
Equity securities, at fair value	5,820	6,802
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	81,849	64,604

Loans receivable	8,493,610	8,292,010
Less: allowance for credit losses	71,065	67,201
Loans receivable, net	8,422,545	8,224,809

Accrued interest receivable	42,372	41,490
Office properties and equipment, net	82,796	82,985
Bank-owned life insurance	285,184	283,094
Goodwill and intangible assets	119,074	120,302
Other real estate owned	5,923	—
Other assets	384,986	335,651
Total assets	$12,173,205	$11,018,793

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$9,502,065	$8,444,079
Borrowings	1,218,452	1,183,472
Advance payments by borrowers for taxes and insurance	51,068	45,792
Accrued expenses and other liabilities	205,410	184,722
Total liabilities	10,976,995	9,858,065

Stockholders' equity:
Total stockholders' equity	1,196,210	1,160,728
Total liabilities and stockholders' equity	$12,173,205	$11,018,793

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$103,340	$99,646	$205,492	$194,756
Debt securities available for sale and equity securities	11,315	10,301	21,538	20,043
Debt securities held to maturity	2,851	2,922	5,607	5,733
Federal funds and interest-earning deposits	3,307	2,443	5,687	5,301
Federal Home Loan Bank and Federal Reserve Bank stock dividends	1,438	1,179	2,798	2,821
Total interest income	122,251	116,491	241,122	228,654
Interest expense:
Deposits	46,135	49,344	92,446	99,489
Borrowings	13,198	13,444	25,367	25,137
Total interest expense	59,333	62,788	117,813	124,626

Net interest income	62,918	53,703	123,309	104,028

Provision for credit losses	4,312	2,468	5,268	5,401

Net interest income after provision for credit losses	58,606	51,235	118,041	98,627

Non-interest income:
Demand deposit account fees	2,091	2,015	4,137	3,903
Bank-owned life insurance	2,741	1,990	4,914	3,849
Title insurance fees	829	861	1,487	1,507
Loan fees and service charges	1,791	1,744	2,985	2,800
Gain on securities transactions	—	336	—	336
Change in fair value of equity securities	182	272	(982)	580
Gain (loss) on sale of loans	755	(15)	775	500
Gain on sale of other real estate owned	—	281	—	281
Other non-interest income	2,441	2,689	4,261	4,888
Total non-interest income	10,830	10,173	17,577	18,644

Non-interest expense:
Compensation and employee benefits	31,965	28,933	63,062	57,516
Occupancy	6,782	5,968	13,579	12,153
Federal deposit insurance premiums	1,827	1,739	3,412	3,619
Advertising	665	563	1,313	1,094
Professional fees	2,224	3,519	3,618	6,034
Data processing and software expenses	4,966	4,103	9,618	8,164
Merger-related expenses	819	—	2,642	—
Other non-interest expense, net	169	81	(340)	171
Total non-interest expense	49,417	44,906	96,904	88,751

Income before income tax expense	20,019	16,502	38,714	28,520

Income tax expense	5,533	4,197	11,129	7,315

Net income	$14,486	$12,305	$27,585	$21,205

Earnings per share-basic	$0.14	$0.12	$0.27	$0.21
Earnings per share-diluted	$0.14	$0.12	$0.27	$0.21
Weighted average shares outstanding-basic	101,367,978	101,985,784	101,317,739	101,898,636
Weighted average shares outstanding-diluted	101,946,380	101,985,784	101,708,284	101,898,636

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended June 30,
	2026			2025
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$8,281,118	$103,340	5.01%	$8,059,332	$99,646	4.96%
Securities	1,624,577	14,166	3.50%	1,493,913	13,223	3.55%
Other interest-earning assets	439,354	4,745	4.33%	281,611	3,622	5.16%
Total interest-earning assets	10,345,049	122,251	4.74%	9,834,856	116,491	4.75%
Non-interest-earning assets	907,835			860,948
Total assets	$11,252,884			$10,695,804

Interest-bearing liabilities:
Interest-bearing demand	$1,917,627	$9,864	2.06%	$1,938,459	$10,898	2.25%
Money market accounts	1,424,641	8,645	2.43%	1,332,835	9,424	2.84%
Savings and club deposits	622,373	654	0.42%	645,167	1,114	0.69%
Certificates of deposit	2,935,893	26,972	3.68%	2,788,547	27,908	4.01%
Total interest-bearing deposits	6,900,534	46,135	2.68%	6,705,008	49,344	2.95%
FHLB advances	1,295,513	13,066	4.05%	1,218,442	13,303	4.38%
Junior subordinated debentures	7,066	132	7.49%	7,045	141	8.03%
Total borrowings	1,302,579	13,198	4.06%	1,225,487	13,444	4.40%
Total interest-bearing liabilities	8,203,113	$59,333	2.90%	7,930,495	$62,788	3.18%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,628,692			1,443,627
Other non-interest-bearing liabilities	240,038			215,390
Total liabilities	10,071,843			9,589,512
Total stockholders' equity	1,181,041			1,106,292
Total liabilities and stockholders' equity	$11,252,884			$10,695,804

Net interest income		$62,918			$53,703
Interest rate spread			1.84%			1.57%
Net interest-earning assets	$2,141,936			$1,904,361
Net interest margin			2.44%			2.19%
Ratio of interest-earning assets to interest-bearing liabilities	126.11%			124.01%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Six Months Ended June 30,
	2026			2025
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$8,271,951	$205,492	5.01%	$7,977,402	$194,756	4.92%
Securities	1,590,580	27,145	3.44%	1,485,771	25,776	3.50%
Other interest-earning assets	381,127	8,485	4.49%	299,424	8,122	5.47%
Total interest-earning assets	10,243,658	241,122	4.75%	9,762,597	228,654	4.72%
Non-interest-earning assets	897,888			866,499
Total assets	$11,141,546			$10,629,096

Interest-bearing liabilities:
Interest-bearing demand	$1,944,573	$19,930	2.07%	$1,999,157	$22,438	2.26%
Money market accounts	1,449,238	17,709	2.46%	1,307,676	18,662	2.88%
Savings and club deposits	622,117	1,307	0.42%	647,201	2,221	0.69%
Certificates of deposit	2,903,864	53,500	3.72%	2,772,808	56,168	4.08%
Total interest-bearing deposits	6,919,792	92,446	2.69%	6,726,842	99,489	2.98%
FHLB advances	1,242,091	25,089	4.07%	1,140,113	24,857	4.40%
Junior subordinated debentures	7,063	263	7.51%	7,041	280	8.02%
Other borrowings	718	15	4.21%	—	—	—%
Total borrowings	1,249,872	25,367	4.09%	1,147,154	25,137	4.42%
Total interest-bearing liabilities	8,169,664	$117,813	2.91%	7,873,996	$124,626	3.19%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,558,159			1,438,262
Other non-interest-bearing liabilities	237,291			218,314
Total liabilities	9,965,114			9,530,572
Total stockholders' equity	1,176,432			1,098,524
Total liabilities and stockholders' equity	$11,141,546			$10,629,096

Net interest income		$123,309			$104,028
Interest rate spread			1.84%			1.53%
Net interest-earning assets	$2,073,994			$1,888,601
Net interest margin			2.43%			2.15%
Ratio of interest-earning assets to interest-bearing liabilities	125.39%			123.99%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Yield on interest-earning assets:
Loans	5.01%	5.01%	5.03%	5.04%	4.96%
Securities	3.50	3.38	3.36	3.41	3.55
Other interest-earning assets	4.33	4.78	4.69	5.24	5.16
Total interest-earning assets	4.74%	4.76%	4.77%	4.81%	4.75%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	2.68%	2.71%	2.79%	2.91%	2.95%
Total borrowings	4.06	4.12	4.25	4.37	4.40
Total interest-bearing liabilities	2.90%	2.92%	3.01%	3.14%	3.18%

Interest rate spread	1.84%	1.84%	1.76%	1.67%	1.57%
Net interest margin	2.44%	2.42%	2.36%	2.29%	2.19%

Ratio of interest-earning assets to interest-bearing liabilities	126.11%	124.59%	124.84%	124.64%	124.01%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.52%	0.48%	0.57%	0.55%	0.46%
Core return on average assets	0.54%	0.55%	0.57%	0.56%	0.47%
Return on average equity	4.92%	4.55%	5.43%	5.23%	4.46%
Core return on average equity	5.14%	5.17%	5.50%	5.41%	4.58%
Core return on average tangible equity	5.71%	5.75%	6.14%	6.04%	5.14%
Interest rate spread	1.84%	1.84%	1.76%	1.67%	1.57%
Net interest margin	2.44%	2.42%	2.36%	2.29%	2.19%
Non-interest income to average assets	0.39%	0.25%	0.31%	0.36%	0.38%
Non-interest expense to average assets	1.76%	1.75%	1.70%	1.65%	1.68%
Efficiency ratio	67.01%	70.73%	68.42%	67.04%	70.30%
Core efficiency ratio	65.90%	68.02%	68.06%	66.04%	69.41%
Average interest-earning assets to average interest-bearing liabilities	126.11%	124.59%	124.84%	124.64%	124.01%
Net charge-offs/ (recoveries) to average outstanding loans (2)	0.10%	(0.03)%	0.03%	0.04%	0.04%

(1) Ratios are annualized when appropriate.
(2) The June 30, 2025 ratio includes $3.2 million of non-annualized PCD charge-offs related to the purchased commercial equipment finance loans.

ASSET QUALITY DATA:
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
	(Dollars in thousands)
Non-accrual loans	$42,988	$41,375	$38,000	$32,529	$39,545
90+ and still accruing	—	—	—	—	—
Non-performing loans	42,988	41,375	38,000	32,529	39,545
Real estate owned	5,923	5,923	—	—	—
Total non-performing assets	$48,911	$47,298	$38,000	$32,529	$39,545

Non-performing loans to total gross loans	0.51%	0.50%	0.46%	0.40%	0.49%
Non-performing assets to total assets	0.40%	0.43%	0.34%	0.30%	0.37%
Allowance for credit losses on loans ("ACL")	$71,065	$68,761	$67,201	$65,659	$64,467
ACL to total non-performing loans	165.31%	166.19%	176.84%	201.85%	163.02%
ACL to gross loans	0.84%	0.84%	0.82%	0.80%	0.79%

LOAN DATA:
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
	(In thousands)
Real estate loans:
One-to-four family	$2,518,768	$2,543,588	$2,558,252	$2,583,162	$2,629,372
Multifamily	1,768,395	1,669,232	1,677,613	1,612,105	1,578,733
Commercial real estate	2,573,823	2,472,993	2,513,260	2,532,329	2,517,693
Construction	502,609	520,753	469,438	465,283	415,403
Commercial business loans	831,030	752,246	766,792	771,486	726,526
Consumer loans:
Home equity loans and advances	248,141	249,487	255,126	256,970	256,384
Other consumer loans	2,851	2,850	2,895	2,725	2,602
Total gross loans	8,445,617	8,211,149	8,243,376	8,224,060	8,126,713
Purchased credit deteriorated loans	9,828	10,158	10,442	10,920	11,998
Net deferred loan costs, fees and purchased premiums and discounts	38,165	38,371	38,192	37,580	36,788
Allowance for credit losses	(71,065)	(68,761)	(67,201)	(65,659)	(64,467)
Loans receivable, net	$8,422,545	$8,190,917	$8,224,809	$8,206,901	$8,111,032

	At June 30, 2026
	(Dollars in thousands)
	Balance	% of Gross Loans	Weighted Average Loan to Value Ratio (1)	Weighted Average Debt Service Coverage (1)
Multifamily Real Estate	$1,768,395	20.9%	59.0%	1.51

Owner Occupied Commercial Real Estate	$651,597	7.7%	60.0%	2.52

Investor Owned Commercial Real Estate:
Retail / Shopping centers	$536,812	6.4%	55.2%	1.57
Mixed Use	317,849	3.8	61.3	1.51
Industrial / Warehouse	489,704	5.8	52.3	1.60
Non-Medical Office	175,834	2.1	52.0	1.86
Medical Office	93,788	1.1	59.6	1.46
Single Purpose	58,295	0.7	64.1	1.38
Other	249,944	3.0	51.7	2.10
Total	$1,922,226	22.8%	55.2%	1.65

Total Multifamily and Commercial Real Estate Loans	$4,342,218	51.4%	57.5%	1.72

(1) Based on the most recent financial information available.

As of June 30, 2026, the Company had loan exposures of approximately $793,000 and $846,000 related to office and rent stabilized multifamily loans in New York City, respectively. In connection with the closing of the Northfield Bank merger in July 2026, the Company will acquire New York City rent stabilized multifamily loans totaling approximately $415.1 million as of June 30, 2026.

DEPOSIT DATA:
	June 30, 2026		March 31, 2026		December 31, 2025		September 30, 2025
	Balance	Weighted Average Rate	Balance	Weighted Average Rate	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(Dollars in thousands)
Non-interest-bearing demand	$1,555,833	—%	$1,508,030	—%	$1,517,399	—%	$1,490,722	—%
Interest-bearing demand	2,844,989	1.37	1,882,987	1.86	1,985,871	1.99	1,855,724	2.04
Money market accounts	1,409,504	2.48	1,451,274	2.43	1,465,028	2.59	1,396,474	2.74
Savings and club deposits	636,566	0.42	625,001	0.42	623,444	0.47	638,857	0.61
Certificates of deposit	3,055,173	3.69	2,904,722	3.71	2,852,337	3.80	2,858,544	3.89
Total deposits	$9,502,065	1.99%	$8,372,014	2.16%	$8,444,079	2.23%	$8,240,321	2.32%

CAPITAL RATIOS:
	June 30,	December 31,
	2026 (1)	2025
Company:
Total capital (to risk-weighted assets)	14.89%	14.92%
Tier 1 capital (to risk-weighted assets)	13.97%	14.03%
Common equity tier 1 capital (to risk-weighted assets)	13.89%	13.94%
Tier 1 capital (to adjusted total assets)	10.32%	10.27%

Columbia Bank:
Total capital (to risk-weighted assets)	14.11%	14.09%
Tier 1 capital (to risk-weighted assets)	13.19%	13.20%
Common equity tier 1 capital (to risk-weighted assets)	13.19%	13.20%
Tier 1 capital (to adjusted total assets)	9.75%	9.67%

(1) Estimated ratios at June 30, 2026

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	June 30,	December 31,
	2026	2025
	(Dollars in thousands)
Total stockholders' equity	$1,196,210	$1,160,728
Less: goodwill	(110,715)	(110,715)
Less: core deposit intangible	(6,007)	(6,946)
Total tangible stockholders' equity	$1,079,488	$1,043,067

Shares outstanding	104,055,967	103,984,649

Book value per share	$11.50	$11.16
Tangible book value per share	$10.37	$10.03

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Reconciliation of Core Net Income
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In thousands)
Net income	$14,486	$12,305	$27,585	$21,205
Less: gain on securities transactions, net of tax	—	(251)	—	(251)
Add: severance expense, net of tax	—	354	—	517
Add: merger-related expenses, net of tax	650	—	1,245	—
Add: litigation expenses, net of tax	—	242	—	242
Core net income	$15,136	$12,650	$28,830	$21,713

Return on Average Assets
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Dollars in thousands)
Net income	$14,486	$12,305	$27,585	$21,205

Average assets	$11,252,884	$10,695,804	$11,141,546	$10,629,096

Return on average assets	0.52%	0.46%	0.50%	0.40%

Core net income	$15,136	$12,650	$28,830	$21,713

Core return on average assets	0.54%	0.47%	0.52%	0.41%

Return on Average Equity
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Dollars in thousands)
Total average stockholders' equity	$1,181,041	$1,106,292	$1,176,432	$1,098,524
Less: gain on securities transactions, net of tax	—	(251)	—	(251)
Add: severance expense, net of tax	—	354	—	517
Add: merger-related expenses, net of tax	650	—	1,245	—
Add: litigation expenses, net of tax	—	242	—	242
Core average stockholders' equity	$1,181,691	$1,106,637	$1,177,677	$1,099,032

Return on average equity	4.92%	4.46%	4.73%	3.89%

Core return on core average equity	5.14%	4.58%	4.94%	3.98%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Tangible Equity
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Dollars in thousands)
Total average stockholders' equity	$1,181,041	$1,106,292	$1,176,432	$1,098,524
Less: average goodwill	(110,715)	(110,715)	(110,715)	(110,715)
Less: average core deposit intangible	(6,293)	(8,241)	(6,531)	(8,511)
Total average tangible stockholders' equity	$1,064,033	$987,336	$1,059,186	$979,298

Core return on average tangible equity	5.71%	5.14%	5.49%	4.47%

Efficiency Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Dollars in thousands)
Net interest income	$62,918	$53,703	$123,309	$104,028
Non-interest income	10,830	10,173	17,577	18,644
Total income	$73,748	$63,876	$140,886	$122,672

Non-interest expense	$49,417	$44,906	$96,904	$88,751

Efficiency ratio	67.01%	70.30%	68.78%	72.35%

Non-interest income	$10,830	$10,173	$17,577	$18,644
Less :gain on securities transactions	—	(336)	—	(336)
Core non-interest income	$10,830	$9,837	$17,577	$18,308

Non-interest expense	$49,417	$44,906	$96,904	$88,751
Less: severance expense	—	(475)	—	(695)
Less: merger-related expenses	(819)	—	(2,642)	—
Less: litigation expenses	—	(325)	—	(325)
Core non-interest expense	$48,598	$44,106	$94,262	$87,731

Core efficiency ratio	65.90%	69.41%	66.91%	71.71%